Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick

713-881-8900

SEITEL ANNOUNCES THIRD QUARTER 2009 RESULTS

HOUSTON, November 13, 2009 – Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the third quarter ended September 30, 2009. Revenue for the third quarter of $19.5 million decreased by $26.6 million or 58% as compared to the third quarter of 2008, primarily driven by a $21.0 million or 64% decline in total resales from our library. Contributing to the lower resale revenue were decreases of $25.0 million in cash resales and $4.8 million in selections from outstanding library cards, offset by lower deferred revenue. Acquisition revenue fell by 43% or $5.0 million with the reduction primarily in Canada as we shot no summer programs in the 2009 period. Solutions revenue of $0.9 million was 41% lower than in 2008.

Revenue for the nine month period was $76.7 million as compared to $138.2 million in 2008. The 45% drop in revenue resulted primarily from a $50.2 million decrease in total resales from our library and a $9.6 million decrease in acquisition revenue. Solutions revenue of $3.3 million was 35% lower than in 2008.

Cash resales for the third quarter of 2009 were $12.3 million, down 67% from the same quarter of last year, but 70% higher than the second quarter of 2009. Seitel’s cash resales remained weak as compared to the prior year, reflecting the continuation of industry conditions we experienced during the first half of 2009 in both the U.S. and Canada, as clients’ general concerns about the economic environment and liquidity delayed spending on seismic data. Cash resales fell as compared to 2008 by 66% and 69% in the U.S. and Canada, respectively. For the nine month period, Seitel’s cash resales were $29.6 million, as compared to $89.8 million during 2008, a 67% reduction.

As compared to the second quarter of 2009, cash resales increased by $5.0 million. The improved sequential results reflected higher licensing of seismic data that covers conventional oil and gas basins.

For the third quarter of 2009, the net loss was $28.0 million as compared to last year’s third quarter loss of $17.2 million. The increase in the net loss resulted from a $26.6 million decrease in revenue, partially offset by a $10.1 million reduction in seismic data amortization expense and a $4.4 million improvement in operating expenses. For the nine month period, the net loss of $78.5 million increased as compared to $56.0 million for the equivalent period of 2008, reflecting our lower revenue.

Cash EBITDA, defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $8.5 million for the third quarter of 2009, as compared to $30.5 million in the same quarter of 2008. This $22.0 million reduction was driven by a $25.6 million reduction in cash revenue offset by a $3.6 million decrease in cash operating expenses to $4.7 million for the quarter. The reduction in cash operating expenses primarily reflected a drop in cash compensation and other personnel costs of $2.9 million.

Cash EBITDA increased $5.2 million as compared to cash EBITDA for the second quarter of 2009. The higher level of cash resales was the primary driver for this increase.

For the first nine months of 2009, cash EBITDA was $17.1 million as compared to $69.6 million in 2008, as a $62.0 million decrease in cash revenue for the period was offset by a $9.4 million reduction in recurring cash operating expenses.

“We are pleased to see a modest uptick in our cash resales,” commented Rob Monson, president and chief executive officer. “However, we remain concerned about the lack of clarity in the macro economics that underpin our clients’ drive to grow their hydrocarbon reserves. We believe that natural gas production will continue to decline and natural gas prices will continue to improve giving way to a more normalized but muted spending on the part of our clients. While we have hopes that the credit markets will ease for the exploration industry, the liquidity constraints of our traditional customers continue to be of concern at this cyclical trough.

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“We continue to see strength in our data sales and data acquisition in the major resource plays,” stated Monson. “However, activity in the conventional gas plays has and will remain low over the near term given high natural gas storage levels, the perceived lack of demand, and uncertainty about the effect that regulatory changes may have on taxes. Nevertheless, conventional activity should return to more normal levels over time, in our opinion.”

Depreciation and amortization expense for the third quarter of 2009 was $33.4 million compared to $43.6 million for the same period in 2008. For the third quarter of 2009, 21% of total resales were for fully amortized data, as compared to 14% in the same quarter of 2008.

Selling, general and administrative expenses were $5.4 million for the third quarter of 2009 as compared to $9.9 million in the third quarter of last year. The sharp decrease in expenses was primarily driven by salary and workforce reductions as well as by a decrease in variable compensation. For the nine month periods, selling, general and administrative expenses were $20.1 million in 2009 as compared to $30.1 million in 2008, reflecting benefits from cost cutting measures implemented in early 2009 and reductions in variable compensation.

Our cash balances at the end of the third quarter were $11.0 million. Cash consumption during the third quarter was $17.8 million. Cash EBITDA of $8.5 million was offset by net cash capital expenditures for the quarter of $3.3 million, $19.6 million in interest payments on our senior notes and working capital requirements of $2.7 million. The cash consumption from working capital accounts essentially reflected progress on current surveys for which underwriting revenue was already collected in prior quarters. Cash balances on November 11, 2009 were $15.2 million.

Gross capital expenditures for the third quarter of 2009 were $10.4 million, as compared to $23.2 million for the prior year. Acquisition capital expenditures decreased by $8.0 million reflecting planned reductions to our investment program for 2009. Non-monetary exchanges fell by $3.0 million as compared to last year.

For the nine month period, gross capital expenditures decreased to $44.9 million in 2009 from $82.6 million last year, a 46% decline. Acquisition capital expenditures fell by $19.7 million or 32% with both Canada and the U.S. contributing. Underwriting revenue for the nine month period reached 79% of gross investment as compared to 70% in 2008. Non-monetary exchanges were $16.1 million lower than last year. Net cash capex for the nine month period was $13.3 million as compared to $32.1 million in 2008.

Our forecast net cash capital expenditures for the full year 2009 are expected to be $19.2 million. We continue to focus our capital investment plan on resource plays, including the Horn River basin in British Columbia and the Haynesville shale in East Texas, where we have generated significant cash returns in the last several quarters.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss third quarter results for 2009 on Monday, November 16, 2009 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 866-700-0133, passcode Seitel. A replay of the call will be available until November 23, 2009 by dialing 888-286-8010, passcode 84994251, and will be available following the conference call at the Investor Relations section of the company’s website at http://www.seitel-inc.com.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical for the exploration for, and development and management of, oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel’s seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 42,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The Press Release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K for the year ended December 31, 2008, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue, cash EBITDA or cash margin, for which the most comparable GAAP measure is loss from operations, net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	September 30, 2009	December 31, 2008
ASSETS

Cash and cash equivalents	$10,966	$42,678
Receivables:
Trade, net	28,285	60,779
Notes and other, net	433	152
Net seismic data library	229,227	279,257
Net property and equipment	7,234	8,344
Investment in marketable securities	2,193	1,317
Prepaid expenses, deferred charges and other	15,023	20,033
Intangible assets, net	39,561	41,859
Goodwill	200,979	189,187
Deferred income taxes	210	219

TOTAL ASSETS	$534,111	$643,825

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued liabilities	$22,379	$46,290
Income taxes payable	136	255
Debt:
Senior Notes	402,178	402,247
Notes payable	220	256
Obligations under capital leases	3,324	2,996
Deferred revenue	40,289	67,727
Deferred income taxes	5,485	8,269

TOTAL LIABILITIES	474,011	528,040

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at September 30, 2009 and December 31, 2008	-	-
Additional paid-in capital	274,407	271,297
Retained deficit	(229,687)	(151,187)
Accumulated other comprehensive income (loss)	15,380	(4,325)

TOTAL STOCKHOLDER’S EQUITY	60,100	115,785

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$534,111	$643,825

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended September 30,
	2009	2008
REVENUE	$19,504	$46,091

EXPENSES:
Depreciation and amortization	33,436	43,592
Impairment of intangible asset	-	225
Cost of sales	131	72
Selling, general and administrative	5,375	9,850

	38,942	53,739

LOSS FROM OPERATIONS	(19,438)	(7,648)

Interest expense, net	(10,246)	(9,967)
Foreign currency exchange gains (losses)	507	(729)

Loss before income taxes	(29,177)	(18,344)
Benefit for income taxes	(1,208)	(1,152)

NET LOSS	$(27,969)	$(17,192)

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2009	2008
REVENUE	$76,672	$138,192

EXPENSES:
Depreciation and amortization	108,682	132,706
Impairment of intangible asset	-	225
Cost of sales	238	351
Selling, general and administrative	20,059	30,098
Merger	-	357

	128,979	163,737

LOSS FROM OPERATIONS	(52,307)	(25,545)

Interest expense, net	(30,531)	(30,041)
Foreign currency exchange gains (losses)	873	(1,442)
Other income	74	39

Loss before income taxes	(81,891)	(56,989)
Benefit for income taxes	(3,391)	(962)

NET LOSS	$(78,500)	$(56,027)

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Cash resales represent licensing contracts from our seismic data library payable in cash. We believe this measure is helpful in determining the level of cash from operations available for cash operating expenses, debt service and unfunded capital expenditures. The following table summarizes the components of Seitel’s revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2009	2008	2009	2008
Acquisition revenue:
Cash underwriting	$6,802	$6,250	$7,545	$30,152	$32,872
Underwriting from non-monetary exchanges	1,547	365	4,053	2,838	9,675

Total acquisition revenue	8,349	6,615	11,598	32,990	42,547

Resale licensing revenue:
Cash resales	7,248	12,293	37,297	29,553	89,802
Non-monetary exchanges	169	834	2,202	1,010	6,659
Revenue deferred	(2,665)	(7,833)	(18,064)	(15,932)	(47,081)
Recognition of revenue previously deferred	8,234	6,717	11,566	25,711	41,129

Total resale licensing revenue	12,986	12,011	33,001	40,342	90,509

Total seismic revenue	21,335	18,626	44,599	73,332	133,056

Solutions and other	1,111	878	1,492	3,340	5,136

Total revenue	$22,446	$19,504	$46,091	$76,672	$138,192

The following table summarizes the percentage increases (decreases) between the periods indicated for cash resales and total revenue:

	2Q09 to 3Q09	3Q08 to 3Q09	YTD 08 to YTD 09
Cash resales	70%	(67)%	(67)%
Total revenue	(13)%	(58)%	(45)%
U.S. cash resales		(66)%
U.S. total revenue		(49)%
Canada cash resales		(69)%
Canada total revenue		(74)%

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Cash EBITDA represents cash generated from licensing data from our data library net of recurring operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as merger and acquisition transaction costs and severance costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating loss (in thousands):

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2009	2008	2009	2008
Cash EBITDA	$3,310	$8,519	$30,529	$17,059	$69,632
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition revenue	8,349	6,615	11,598	32,990	42,547
Non-monetary exchanges	169	834	2,202	1,010	6,659
Revenue deferred	(2,665)	(7,833)	(18,064)	(15,932)	(47,081)
Recognition of revenue previously deferred	8,234	6,717	11,566	25,711	41,129
Recognition of Solutions revenue previously deferred	-	-	-	-	44

Less:
Depreciation and amortization	(36,072)	(33,436)	(43,592)	(108,682)	(132,706)
Impairment of intangible asset	-	-	(225)	-	(225)
Merger expenses	-	-	-	-	(357)
Merger and acquisition transaction costs	-	-	-	-	(5)
One-time costs associated with cost reduction measures	(411)	43	-	(1,168)	-
Non-cash operating expenses	(1,057)	(897)	(1,662)	(3,295)	(5,182)

Operating loss, as reported	$(20,143)	$(19,438)	$(7,648)	$(52,307)	$(25,545)

The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the three and nine months ended September 30, 2009 and 2008 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Cost of sales	$131	$72	$238	$351
Cash SG&A expenses (1)	4,478	8,188	16,764	24,916

Cash operating expenses	4,609	8,260	17,002	25,267
Non-cash equity compensation expense	831	1,594	3,110	4,972
Non-cash rent expense	66	68	185	210

Total operating expenses	$5,506	$9,922	$20,297	$30,449

(1)	Includes $1.2 million of one-time costs incurred to implement cost reduction measures for the nine months ended September 30, 2009.

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The following table summarizes our capital expenditures for the three and nine months ended September 30, 2009 and 2008 and our estimate for the year ending December 31, 2009 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,		Estimate for 2009
	2009	2008	2009	2008
New data acquisition	$9,359	$17,338	$41,523	$61,218	$52,200
Cash purchases of seismic data and other	154	1,638	1,636	2,879	2,600
Non-monetary exchanges	834	3,825	1,443	17,566	2,400
Property and equipment and other	34	407	308	910	500

Total capital expenditures	10,381	23,208	44,910	82,573	57,700
Less:
Non-monetary exchanges	(834)	(3,825)	(1,443)	(17,566)	(2,400)
Cash underwriting	(6,250)	(7,545)	(30,152)	(32,872)	(36,100)

Net cash capital expenditures	$3,297	$11,838	$13,315	$32,135	$19,200

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